Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is entered into as of the 1st day of October, 2012 by and between Flagstar Bancorp, Inc., a Michigan corporation maintaining offices at 5151 Corporate Drive, Troy, Michigan 48098 (the “Company”), and Michael J. Tierney (“Executive”) (the Company and Executive referred to collectively as the “Parties” and individually as a “Party”).

W I T N E S S E T H:

WHEREAS the Company is a holding company, primarily engaged, through its subsidiaries, in the business of obtaining funds in the form of deposits and wholesale borrowings and investing those funds in single-family mortgages and other types of loans (the “Business of the Company”); and

WHEREAS, the Company currently employs the Executive and desires to appoint Executive as its President and Chief Executive Officer (“CEO”), and Executive desires to accept such position.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the Parties agree as follows:

ARTICLE ONE

EMPLOYMENT

1.01 Agreement as to Employment.

This Agreement will be deemed to be effective as of October 1, 2012 (the “Effective Date”). As of the Effective Date, the Company hereby employs Executive as its President and as of November 1, 2012 Executive will also assume the position of CEO. Executive hereby accepts such employment by the Company, subject to the terms of this Agreement. Notwithstanding anything herein to the contrary, Executive’s appointment as President and CEO and the Company’s and Executive’s obligations hereunder are contingent upon receipt by Flagstar Bank, FSB (“Flagstar Bank”) of prior written non-objection of the Federal Reserve and the Office of Comptroller of the Currency. In the event such prior written non-objection is not received, this Agreement shall terminate effective immediately prior to the Effective Date and neither the Company nor Executive shall have any obligations hereunder.

1.02 Employment Term.

The term of Executive’s employment by the Company under this Agreement shall commence on the Effective Date and continue until either Party delivers six (6) months’ prior written notice to the other Party (the “Notice Period”) that it or he wishes to terminate this Agreement, in which event this Agreement shall terminate as of the end of the Notice Period (the period from the Effective Date until the end of the Notice Period, the “Term”), unless earlier terminated as hereinafter provided. The Company reserves the right to relieve Executive of his duties at any time after his or its notice of termination without affecting his right to compensation and other benefits under the Agreement during the Notice Period and without such relief’s constituting a separate termination or a breach of this Agreement. No termination of this Agreement shall be effective as to those portions of this Agreement which, by their express terms as set forth herein, require performance by either Party following termination of this Agreement.

1.03 Freedom to Contract.

Executive represents and warrants that he has the right to enter into this Agreement, that he is eligible to continue employment by the Company and that no other written or verbal agreements exist that would be in conflict with or prevent performance of any portion of this Agreement. Executive further agrees to hold the Company harmless from any and all liability arising out of any prior contractual obligations entered into by Executive. Executive represents and warrants that he has not made and will not make any contractual or other commitments that do or would conflict with or prevent his performance of his obligations hereunder.

1.04 Title and Duties.

(a) During the Term, Executive shall be employed by the Company to serve as its President, effective as of the Effective Date, and CEO, effective as of November 1, 2012, subject to the authority and direction of the Company’s Board of Directors (the “Board”), and shall report directly to the Board. Executive shall perform such duties relating to the Company and its affiliates, including any subsequently-acquired affiliates (collectively the “Affiliates”), consistent with his position as President and CEO, as are assigned to him from time to time by the Board and any other duties undertaken or accepted by Executive consistent with such position. In that connection, throughout the Term Executive shall serve as president and chief executive officer and as a director of each of the Company’s subsidiaries which are material to the Business of the Company as determined by the Board in its discretion (collectively, the “Material Subsidiaries”). Executive shall have such authority, responsibility and duties as are normally associated with the positions of President and CEO with respect to the Company and with the positions of president and chief executive officer with respect to the Material Subsidiaries. Executive shall be appointed to such positions with the Company and the Material Subsidiaries effective as of the Effective Date.

(b) Subject to the provisions of this subsection 1.04(b), Executive agrees to devote substantially all of his business time and efforts to the Company as long as he is employed under this Agreement. Notwithstanding the foregoing, Executive may continue, throughout the Term, to engage in charitable, community and personal activities and in the management of personal investments and his personal and family affairs, and he may serve on the board of directors of up to two for-profit corporations, provided that such activities in the aggregate do not conflict with the interests of the Company or interfere with his obligations under this Agreement.

(c) The Executive shall be appointed to the Board effective as of the Effective Date and the Company shall use its reasonable best efforts to cause Executive to be nominated for reelection to the Board at each annual meeting of the stockholders of the Company held during the Term. The Executive shall receive no additional compensation for his service as a member of the Board.

1.05 Compensation.

(a) Base Salary. During the Term, the Company shall pay to Executive a gross annual base salary of $895,000.00 (the “Base Salary”), pro-rated for any partial calendar year during the Term and payable monthly or more frequently in accordance with the Company’s payroll policy for its other executives. During the Term, the Base Salary shall be reviewed for adjustment at the discretion of the Board annually during the Term, and, if adjusted (but not below $895,000), such adjusted amount shall become the “Base Salary” for purposes of this Agreement.

(b) Share Salary. During the Term, the Company shall pay to Executive a gross annual share salary of $600,000.00, pro-rated for any partial calendar year during the Term and payable, at the time that base salary is payable to the Executive, in grants of unrestricted shares of the Common Stock, having a Fair Market Value on the date of grant equal to the pro rata portion of the share salary payable on each such pay date (the “Share Salary”). For purposes of this Agreement, “Fair Market Value” shall mean, as of any specified date, the closing price of the Common Stock as reported in The Wall Street Journal’s New York Stock Exchange (“NYSE”)—Composite Transactions listing for such day (corrected for obvious typographical errors), or if the shares are listed for trading on the NYSE but no closing price is reported in such listing for such day, then the last reported closing price for such shares on the NYSE, or if such shares are not listed or traded on the NYSE, the closing sales price on any national securities exchange on which the Common Stock is traded, or if the Common Stock is not traded on any national securities exchange, then the mean of the reported high and low sales prices for such shares in the over-the-counter market, as reported on the National Association of Securities Dealers Automated Quotations System, or if such prices shall not be reported thereon, the mean between the closing bid and asked prices reported by the National Quotation Bureau Incorporated, or in all other cases, the fair market value of a share of Common Stock as determined in good faith by the Board. The Board may, but shall have no obligation to, engage one or more appraisers in making its determination of Fair Market Value, and the Fair Market Value as determined by the Board may be higher or lower than any such appraisal. In making its determination of Fair Market Value, the Board shall comply with Section 409A (as defined below), to the extent applicable, and the applicable Internal Revenue Service and Treasury Department regulations thereunder. Following the Initial Term, the Share Salary shall be reviewed for increase (but not decrease) at the discretion of the Board annually during the Term, and, if adjusted, such adjusted amount shall become the “Share Salary” for purposes of this Agreement.

(c) Discretionary Shares. The Company shall grant to Executive, at the end of each calendar year of the Term, an additional amount the Fair Market Value of which is equal to $600,000.00 (pro-rated for any partial calendar year during the Term), but in no event in excess of one-third (1/3) of Executive’s annual compensation for such year, in restricted shares of Common Stock, with the Fair Market Value of such shares determined on the date of grant; provided, however, that no such shares shall be granted unless Executive remains employed by the Company, without notice of termination of his employment or this Agreement by either Party for any reason, through the date on which any such grant is due to be made. For purposes of this Section 1.05(c), “annual compensation” shall have the meaning as set forth in the Interim Final Rule, as may be amended from time to time, including pursuant to any final rule. The “Interim Final Rule” shall mean the interim final rule promulgated pursuant to section 101(a)(1), 101(c)(5) and 111 of the Emergency Economic Stabilization Act of 2008, as amended by the American Recovery and Reinvestment Act of 2009, which was published by the Department of the Treasury on June 15, 2009 (the “Interim Final Rule”). Any such granted restricted shares shall vest (as determined by the Board, or a committee thereof designated to make such determination, in its sole discretion) in accordance with performance goals (which performance goals shall be determined by the Board or such committee after consultation with the Executive and shall be reasonably achievable without excessive risk taking in the context of the Company’s business plan approved by the Board or such committee after consultation with the Executive) and continued substantial service by Executive as set forth in the grant agreement evidencing each such award and as required under the Emergency Economic Stabilization Act of 2008, including the Interim Final Rule and any other rules and regulations thereunder, as amended (the “TARP Requirements”), shall be subject to all applicable TARP restrictions, including, without limitation, a minimum two (2) year vesting requirement from the date of grant as set forth in the Interim Final Rule, as may be amended from time to time.

(d) Business Expenses. The Company shall promptly pay directly, or shall reimburse Executive for, all business expenses, including but not limited to expenses for travel and entertainment, paid or incurred by Executive during the Term that are reasonable and appropriate to the conduct by Executive of the Company’s business, subject to Executive’s providing reasonable substantiation of such expenses to the Company in accordance with Company policies. In addition, the Company shall promptly pay all reasonable expenses incurred by Executive in connection with the drafting and negotiation of this Agreement.

1.06 Fringe and Other Employee Benefits.

During the Term, the Company shall make available to Executive such fringe and other employee benefits (including medical and dental coverage and participation in the Company’s 401(k) plan) and perquisites as are regularly and generally provided to the other senior executives of the Company, subject to the terms and conditions of any employee benefit plans and arrangements maintained by the Company and all applicable TARP Requirements. During the Term, the Executive shall be entitled to take thirty (30) days of paid vacation annually (pro-rated for any partial calendar year during the Term). In addition, subject to all applicable TARP Restrictions, during the Term and provided the Executive remains employed through the date of each applicable payment, the Company shall (i) pay the monthly premiums for supplemental short- and long-term disability insurance with an annual coverage limit equal to the Executive’s Base Salary and (ii) provide the Executive with a monthly car allowance in an amount equal to no less than his monthly car allowance as in effect immediately prior to the

Effective Date. Effective as of the date of this Agreement, the Company shall obtain a whole life insurance policy over the Executive’s life in the amount of $2,000,000, which policy shall be owned by the Executive and shall be funded through thirty-six monthly premium payments. The Company shall pay the monthly premium payments on such life insurance policy to the extent such payments become due during the Term and provided the Executive remains employed through the date such premium payment becomes due. The Executive shall thereafter be responsible for paying all other premiums on such life insurance policy.

1.07 Termination of Employment.

(a) Payments upon Termination. If Executive terminates his employment under this Agreement for any reason or if the Company terminates Executive’s employment under this Agreement for any reason, then, upon any such termination of Executive’s employment, Executive shall receive from the Company: any unpaid Base Salary and Share Salary for any period ending on or before the date of termination of employment, any unreimbursed business expenses subject to reimbursement under Section 1.05(d), vacation pay for accrued but unused vacation days through the date of termination and any benefits to which Executive may be entitled pursuant to the terms and conditions of any applicable employee benefit plan of the Company, which shall be paid on the Company’s first payroll date following Executive’s termination of employment (or, for purposes of benefits under an employee benefit plan of the Company, provided pursuant to the terms of the applicable employee benefit plan). Notwithstanding anything to the contrary, no payment or benefit will be provided to Executive if any such payment or benefit would violate the TARP Requirements.

(b) Return of Company Property. Upon termination of Executive’s employment, or upon the request of the Company at any time, Executive shall terminate his use of and return to the Company all Company property, including without limitation, any Confidential Information, vehicles, credit cards, equipment, computers, phones, cell phones, pagers, equipment, supplies, tools, keys or locks.

(c) No Further Obligations. Upon termination of Executive’s employment under this Agreement, the Parties shall have no further obligations under this Agreement to each other except as expressly stated herein and in any written employee benefit plans and arrangements applicable to Executive which are maintained by the Company at the time of such termination of Executive’s employment, and no further payments of Base Salary or Share Salary or other compensation or benefits shall be payable by the Company to Executive, except such obligations and payments (i) as are set forth in this Section 1.07; (ii) as are required by the express terms of any written employee benefit plans and arrangements applicable to Executive which are maintained by the Company at the time of such termination of Executive’s employment; or (iii) as may be required by law, subject, in each case, to any applicable TARP Requirements.

1.08 Force Majeure.

Notwithstanding any other provision of this Agreement, if, as a result of force majeure, including and without limitation (i) acts of God; (ii) acts of public enemy; (iii) civil disturbances; (iv) war or (v) any and all other events and circumstances not within or subject to a Party’s reasonable control, the Company is unable to carry out, wholly or in part, its duties and obligations under this Agreement, then the duties and obligations shall be suspended during the continuance of the force majeure event. The Company shall use all reasonable diligence to remove the force majeure event as quickly as reasonably possible. The requirement that any force majeure shall be remedied with all reasonable diligence shall not require the settlement of strikes, lockouts or other labor difficulty suffered, but resolution of all such difficulties shall be entirely within the discretion of the Party concerned.

1.09 Negotiation of Agreement upon TARP Repayment.

The Parties hereby agree that in the event the Company repays its TARP obligation during the Term, the Parties agree to negotiate in good faith to enter into a mutually agreeable revised employment agreement with customary terms and conditions.

ARTICLE TWO

RESTRICTIVE COVENANTS

2.01 Confidentiality.

In the course of performing his duties for the Company, the Company agrees to provide the Executive with certain proprietary, confidential and trade secret information of the Company and its affiliates, including but not limited to: the database of customer accounts; customer, supplier and distributor list; customer profiles; information regarding sales and marketing activities and strategies; trade secrets; data regarding technology, products and services; information regarding pricing, pricing techniques and procurement; financial data and forecasts regarding the Company and customers, suppliers and distributors of the Company; software programs and intellectual property (collectively, “Confidential Information”). All Confidential Information shall be and remain the sole property of the Company and its assigns, and the Company shall be and remain the sole owner of all patents, copyrights, trademarks, names and other rights in connection therewith and without regard to whether the Company is at any particular time developing or marketing the same. The Executive acknowledges that the Confidential Information is a valuable, special and unique asset of the Company and that his access to and knowledge of the Confidential Information is essential to the performance of his duties as an employee of the Company. In light of the competitive nature of the business in which the Company is engaged, Executive agrees that he will, both during the Term and thereafter, maintain the strict confidentiality of all Confidential Information known or obtained by him or to which he has access in connection with his employment by the Company and that he will not, without prior written consent of the Board for and on behalf of the Company, (i) disclose any Confidential Information to any person or entity (other than in proper performance of his duties hereunder) or (ii) make any use of any Confidential Information for his own purposes or for direct or indirect benefit of any person or entity other than the Company. Confidential Information shall not be deemed to include (a) information which becomes generally available to the public through no fault of the Executive, (b) information which is previously known by the Executive prior to his receipt of such information from the Company, (c) information which becomes available to the Executive on a non-confidential basis from a source which, to the Executive’s knowledge, is not prohibited from disclosing such information by legal, contractual or fiduciary obligation to the Company or (d) information which is required to be disclosed in order to comply with any applicable law or court order. Immediately upon termination of the Executive’s employment or at any other time upon the Company’s request, the Executive will return to the Company all memoranda, notes and data, computer software and hardware, records or other documents compiled by the Executive or made available to the Executive during the Executive’s employment with the Company concerning the Business of the Company, including without limitation, all files, records, documents, lists, equipment, supplies, promotional materials, keys, phone or credit cards and similar items and all copies thereof or extracts therefrom.

2.02 No Solicitation of Employees.

Executive agrees that, both during the Term and for a period of one year following termination of the Executive’s employment with the Company for any reason, Executive will not, directly or indirectly, on behalf of himself or any other person or entity, hire, engage or solicit to hire for employment or consulting or other provision of services, any person who is actively employed (or in the six months preceding Executive’s termination of employment with the Company was actively employed) by the Company, except for rehire by the Company. This includes, but is not limited to, inducing or attempting to induce, or influence or attempting to influence, any person employed by the Company to terminate his or her employment with the Company.

2.03 No Solicitation of Customers.

Executive agrees that, both during the Term and for a period of one year following termination of the Executive’s employment with the Company for any reason, Executive will not directly, on behalf of any competitor of the Company in the Business of the Company, solicit the business of any entity within the United States who is a customer of the Company.

2.04 Non-Competition.

In return for the Company’s promises herein, including the promise to provide Executive with Confidential Information, and in accordance with Executive’s acknowledgements and promises in subparagraph 2.01, during the Term and for a period of one year following termination of the Executive’s employment with the Company for any reason, Executive shall not, on behalf of himself or for others, directly or indirectly (whether as employee, consultant, investor, partner, sole proprietor or otherwise), be employed by, perform any services for, or hold any ownership interest in any business engaged in the Business of the Company in any state of the United States where the Company is doing business. The Parties agree that this subparagraph 2.04 shall not prohibit the ownership by Executive, solely as an investment, of securities of a person engaged in the Business of the Company if (i) Executive is not an “affiliate” (as such term is defined in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended) of the issuer of such securities, (ii) such securities are publicly traded on a national securities exchange and (iii) the Executive does not, directly or indirectly, beneficially own more than two percent (2%) of the class of which such securities are a part.

2.05 Enforcement.

Executive acknowledges and agrees that the services to be provided by him under this Agreement are of a special, unique and extraordinary nature. Executive further acknowledges and agrees that the restrictions contained in this Article Two are necessary to prevent the use and disclosure of Confidential Information and to protect other legitimate business interests of the Company. Executive acknowledges that all of the restrictions in this Article Two are reasonable in all respects, including duration, territory and scope of activity. In the event a court of competent jurisdiction determines as a matter of law that any of the terms of this Article Two are unreasonable or overbroad, the Parties expressly allow such court to reform this Agreement to the extent necessary to make it reasonable as a matter of law and to enforce it as so reformed. The Executive agrees that the restrictions contained in this Article Two shall be construed as separate agreements independent of any other provision of this Agreement or any other agreement between Executive and the Company. Executive agrees that the existence of any claim or cause of action by Executive against the Company (whether predicated on this Agreement or otherwise) shall not constitute a defense to the enforcement by the Company of the covenants and restrictions in this Article Two. Executive agrees that the restrictive covenants contained in this Article Two are a material part of Executive’s obligations under this Agreement for which the Company has agreed to compensate Executive and provide him with Confidential Information as provided in this Agreement. Executive agrees that the injury the Company will suffer in the event of the breach by Executive of any clause of this Article Two will cause the Company irreparable injury that cannot be adequately compensated by monetary damages alone. Therefore, Executive agrees that the Company, without limiting any other legal or equitable remedies available to it, shall be entitled to obtain equitable relief by injunction or otherwise from any court of competent jurisdiction, including, without limitation, injunctive relief to prevent Executive’s failure to comply with the terms and conditions of this Article Two. The restricted periods referenced in Article Two shall be extended on a day-for-day basis for each day during which Executive violates the provisions of any respective provision hereof in any material respect, so that Executive is restricted from engaging in the activities prohibited by Article Two for the full periods specified therein, as applicable.

2.06 Intangible Property.

Executive will not at any time during or after the Term have or claim any right, title or interest in any trade name, trademark, patent, copyright, work for hire or other similar rights belonging to or used by the Company and shall not have or claim any right, title or interest in any material or matter of any sort prepared for or used in connection with the business or promotion of the Company, whatever Executive’s involvement with such matters may have been, and whether procured, produced, prepared, or published in whole or in part by Executive, it being the intention of the Parties that Executive shall and hereby does recognize that the Company now has and shall hereafter have and retain the sole and exclusive rights in any and all such trade names, trademarks, patents, copyrights (all Executive’s work in this regard being a work for hire for the Company under the copyright laws of the United States), material and matter as described above. If any such work created by Executive is not a work made for hire under the copyright laws of the United States, then Executive hereby assigns to the Company all right, title and interest in each such work (including without limitation all copyright rights). Executive shall cooperate fully with the Company, at the cost and expense of the Company, during his employment and thereafter in the securing of trade name, trademark, patent or copyright protection or other similar rights in the United States and in foreign countries and shall give evidence and testimony and execute and deliver to the Company all papers reasonably requested by it in connection therewith.

2.07 Survival.

Any termination of the Executive’s employment or of this Agreement, other than a termination of this Agreement pursuant to the last sentence of section 1.01, (or breach of this Agreement by the Executive or the Company) shall have no effect on the continuing operation of this Article Two.

ARTICLE THREE

MISCELLANEOUS

3.01 Entire Agreement.

This Agreement constitutes the entire agreement and understanding between the Parties hereto concerning the subject matter hereof. No modification, amendment, termination or waiver of this Agreement shall be binding unless in writing and signed by Executive and duly authorized officer(s) of the Company. Failure of the Company or Executive to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a continuing waiver of such or other terms, covenants and conditions.

3.02 Successors and Assigns.

This Agreement shall be binding upon and inure to the benefit of Executive and the heirs, executors, assigns and administrators of Executive or his estate and property and shall be binding upon and inure to the benefit of the Company and its successors and assigns (as provided below). Executive may not assign or transfer to others the obligation to perform Executive’s duties hereunder, and there are no third party beneficiaries to Executive’s rights hereunder. The Company may assign or transfer its rights and obligations under this Agreement. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid.

3.03 Indemnification and Directors and Officers Liability Insurance.

To the extent permitted by applicable law and the organizational documents of the Company and the Material Subsidiaries, the Company hereby agrees to indemnify Executive from and against all loss, costs, damages and expenses including, without limitation, legal expenses of counsel (which expenses the Company will, to the extent so permitted, advance to Executive as the same are incurred) arising out of or in connection with the fact that Executive is or was an officer, employee or agent of the Company and/or its Affiliates. However, the Executive shall repay any expenses paid or reimbursed by the Company if it is ultimately determined that he is not legally entitled to be indemnified by the Company. If the Company’s ability to make any payment contemplated by this Section 3.03 depends on an investigation or determination by the Board, at the Executive’s request the Company will use its best efforts to cause the investigation to be made (at the Company’s expense) and to have the Board reach a determination as soon as reasonably possible.

3.04 Insurance.

If the Company desires at any time or from time to time during the Term to apply in its own name or otherwise for life, health, accident or other insurance covering Executive, the Company may do so and may take out such insurance for any sum which the Company may deem necessary to protect its interests. Except as otherwise provided in Section 1.06, Executive will have no right, title or interest in or to such insurance, but will, nevertheless, assist the Company in procuring and maintaining the same by submitting from time to time to the usual customary medical, physical, and other examinations and by signing such applications, statements and other instruments as may reasonably be required by the insurance company or companies issuing such policies.

3.05 Notices.

Notices hereunder shall be deemed delivered upon the confirmation of delivery of a facsimile or of actual receipt by the addressee and shall be sent as follows (or if receipt is acknowledged by the recipient, by email):

If to Executive:

Michael J. Tierney

At the address on file with the Company

Telephone: At the number on file with the Company Email: At the address on file with the Company with a copy to:

Sue Ellen Eisenberg & Associates, P.C.

33 Bloomfield Hills Parkway, Suite 145

Bloomfield Hills, MI 48304

Telephone: (248) 258-5050

Facsimile: (248) 258-5055

Email: see@seelawpc.com

Attention: Sue Ellen Eisenberg

and if to the Company:

Flagstar Bancorp, Inc.

5151 Corporate Drive

Troy, Michigan 48098

Telephone: (248) 312-5070

Facsimile: (866) 748-6978

Email: Paul.D.Borja@flagstar.com

Attention: Paul D. Borja, Executive Vice President and Chief Financial Officer

with a copy to:

Sullivan & Cromwell LLP

125 Broad Street

New York, NY 10004

Telephone: (212) 558-4000

Facsimile: (212) 291-9157

Email: trevinom@sullcrom.com

Attention: Marc R. Trevino

or to such other address and/or person designated by a Party in writing and in the same manner to the other Party. Any written notice required to be provided by or to Executive under this Agreement may be provided by or to such representative or representatives as Executive may designate by written notice to the Company.

3.06 Offset/Breach.

The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any setoff, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. Executive’s termination of his employment hereunder, shall not be a breach of this Agreement. Performance of Executive’s obligations hereunder shall not be affected by any setoff, counterclaim, recoupment, defense or other claim, right or action which Executive may have against the Company or others. The Company’s termination of Executive’s employment hereunder shall not be a breach of this Agreement.

3.07 Counterparts.

This Agreement may be signed in counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same agreement, and delivered by facsimile or other electronic transmission confirmed promptly thereafter by actual delivery of executed counterparts.

3.08 Applicable Law.

This Agreement and all rights and liabilities of the Parties shall be governed by and interpreted in accordance with the laws of the State of New York, excluding any choice of law rules which would refer the matter to the laws of another jurisdiction.

3.09 Headings.

The captions and headings contained in this Agreement are for convenience only and shall not be construed as a part of the Agreement.

3.10 Severability.

To the extent any provision of this Agreement or portion hereof shall be invalid or unenforceable, it shall be considered deleted herefrom and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect and the Parties agree to meet promptly to negotiate in good faith a substitute enforceable provision which preserves to the greatest extent possible the benefits (economic and other) intended to be conferred on the Parties under this Agreement.

3.11 Representations, Warranties and Covenants.

The Company represents and warrants that (i) the execution and performance of this Agreement, including the employment of Executive as President and CEO of the Company and the appointment of the Executive to the Board, have been duly authorized by all necessary action of the Company and/or the Board and (ii) that the information relating to the Company as set forth in the Agreement is true and correct.

3.12 Golden Parachute Payment.

If any payment or benefit to the Executive under this Agreement or otherwise would be a Golden Parachute Payment that is prohibited by applicable law, then the total payments and benefits will be reduced to the Golden Parachute Limit. For purposes of this Section 3.12, “Golden Parachute Payment” means a golden parachute payment within the meaning of Section 18(k) of the Federal Deposit Insurance Act and “Golden Parachute Limit” means the greatest amount of payments and benefits that could be made to the Executive without having any payment or benefit be a Golden Parachute Payment.

ARTICLE FOUR

TAXATION AND TARP

4.01 Taxation.

The Parties believe that the provisions of this Agreement are in compliance with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), as presently in effect, if and to the extent that such requirements apply. In the event that any of the payment obligations hereunder will be considered by the Internal Revenue Service to be not in compliance with the requirements of Section 409A, the Parties will cooperate in good faith to endeavor to meet these requirements in a manner which preserves to the greatest extent possible the economic benefits intended to be conferred on the Executive under this Agreement. Notwithstanding any provision of this Agreement to the contrary, only to the extent that any payment or benefit paid or provided to the Executive under this Agreement or otherwise (including, but not limited to, the Supplemental Retirement Benefit) is subject to the requirements of Section 409A and is not exempted from such requirements, if at the time of Executive’s termination of employment with the Company, he is a “specified employee” as defined in Section 409A, no payment or benefit that results from his termination of employment shall be provided until the date which is six months after the date of his termination of employment (or, if earlier, his date of death). Payments to which Executive would otherwise be entitled during the six-month period described above shall be accumulated and paid in a lump sum on the first day of the seventh month after the date of his termination of employment. Notwithstanding anything to the contrary, to the extent required by Section 409A: (a) the amount of expenses eligible for reimbursement or to be provided as an in-kind benefit under this Agreement during a calendar year may not affect the expenses eligible for reimbursement or to be provided as an in-kind benefit in any other calendar year; (b) the right to reimbursement or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit; and (c) no reimbursement under this Agreement shall be made later than the last day of the calendar year following the calendar year in which the expense was incurred. The Parties acknowledge and agree all payments under this Agreement are subject to withholding under applicable law and payments hereunder will be made net of withholding, if any.

4.02 TARP and Other Applicable Law

The Parties believe that the provisions of this Agreement are in compliance with the TARP Requirements and other applicable law, as presently in effect, if and to the extent that such requirements apply. For so long as the Company is subject to the TARP Requirements, the provisions of this Agreement are subject to and shall be, to the fullest extent possible, interpreted to be consistent with the TARP Requirements, which terms control over the terms of this Agreement in the event of any conflict between the TARP Requirements and this Agreement. Notwithstanding anything in this Agreement to the contrary, in no event shall any payment, award or benefit under this Agreement vest or be settled, paid or accrued, if any such vesting, settlement, payment or accrual would be in violation of the TARP Requirements or other applicable law. In the event of any such violation, the Parties will cooperate in good faith to endeavor to meet the TARP Requirements and other applicable law in a manner which preserves to the greatest extent possible the intent and purposes of this Agreement.

*   *   *

IN WITNESS WHEREOF, the Parties have executed this Agreement on the dates set forth below opposite their names, effective as of the date first set forth above.

EXECUTIVE:
Dated:	/s/
Michael J. Tierney

FLAGSTAR BANCORP, INC.:

Dated:	By:	/s/
Name:
Title: